                                                                   Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER

                         dated as of December 20, 1996

                                  by and among

                              FORE SYSTEMS, INC.,

                         ALPHA ACQUISITION CORPORATION,

                             CADIA NETWORKS, INC.,

                                   Bing Yang,

                              Gregor N. Ferguson,

                               Peter J. Nesbeda,

                              Jeffrey P. McCarthy,

                            Raymond W. DeZenzo, Jr.,

                              Caralyn A. Brown and

                                David E. Schantz

                               TABLE OF CONTENTS

                                                                                                               PAGE
ARTICLE 1 -- THE MERGER.........................................................................................  1
         1.1          The Merger................................................................................  1
         1.2          Closing...................................................................................  2
         1.3          Effective Time............................................................................  2
         1.4          Articles of Incorporation of the Surviving Corporation....................................  2
         1.5          By-laws of the Surviving Corporation......................................................  2
         1.6          Directors and Officers of the Surviving Corporation.......................................  2
         1.7          Merger Consideration......................................................................  2
         1.8          Effect on Capital Stock...................................................................  3
         1.9          Exchange of Certificates..................................................................  4
         1.10         Grant of Stock Options....................................................................  6

ARTICLE 2 -- REPRESENTATIONS AND WARRANTIES OF FORE AND MERGER SUB..............................................  7
         2.1          Organization and Standing: Certificate of Incorporation and By-laws.......................  7
         2.2          Capitalization............................................................................  7
         2.3          Authorization.............................................................................  8
         2.4          Compliance with Other Instruments.........................................................  9
         2.5          Governmental Consent, etc.................................................................  9
         2.6          SEC Documents; FORE Financial Statements..................................................  9
         2.7          No Material Adverse Change................................................................ 10
         2.8          Disclosure................................................................................ 10
         2.9          Litigation................................................................................ 10
         2.10         Continuity of Business Enterprise......................................................... 11

ARTICLE 3 -- REPRESENTATIONS AND WARRANTIES OF THE MANAGEMENT SHAREHOLDERS AND THE COMPANY...................... 11
         3.1          Stock Ownership; Residence................................................................ 11
         3.2          Organization and Qualification; No Subsidiaries........................................... 14
         3.3          Certificate of Incorporation and By-Laws.................................................. 14
         3.4          Capitalization............................................................................ 15
         3.5          Corporate Power and Authorization......................................................... 16
         3.6          Compliance with Other Instruments......................................................... 16
         3.7          Governmental Consent, etc................................................................. 16
         3.8          Financial Statements...................................................................... 17
         3.9          No Undisclosed Liabilities................................................................ 17
         3.10         Absence of Certain Changes or Events...................................................... 17
         3.11         Litigation................................................................................ 19
         3.12         Absence of Changes in Benefit Plans....................................................... 19
         3.13         ERISA..................................................................................... 20
         3.14         Taxes..................................................................................... 20

                                      (i)


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
         3.15         No Excess Parachute Payments; Section 162(m) of the Code.................................. 21
         3.16         Completeness of Disclosure................................................................ 21
         3.17         Compliance with Applicable Laws........................................................... 21
         3.18         Brokers; Payments......................................................................... 22
         3.19         Contracts; Debt Instruments............................................................... 23
         3.20         Title to Properties....................................................................... 24
         3.21         Employee Matters.......................................................................... 24
         3.22         Insurance................................................................................. 24
         3.23         Intellectual Property Matters............................................................. 25
         3.24         Payments.................................................................................. 26
         3.25         Suppliers and Customers................................................................... 26
         3.26         Continuity of Business Enterprise......................................................... 27

ARTICLE 4 -- COVENANTS OF THE COMPANY, THE MANAGEMENT SHAREHOLDERS AND FORE..................................... 27
         4.1          Access to Information..................................................................... 27
         4.2          Restriction on Transfer of FORE Common Stock.............................................. 27
         4.3          Public Announcements...................................................................... 27
         4.4          Exchange of Shares........................................................................ 28

ARTICLE 5 -- CONDITIONS......................................................................................... 28
         5.1          Conditions to Each Party's Obligations.................................................... 28
         5.2          Conditions to Obligations of the Company and the Management Shareholders.................. 29
         5.3          Conditions to Obligations of FORE......................................................... 29

ARTICLE 6 -- AMENDMENT AND WAIVER............................................................................... 31
         6.1          Amendment................................................................................. 31
         6.2          Waiver.................................................................................... 31

ARTICLE 7 -- INDEMNIFICATION.................................................................................... 31
         7.1          Indemnification Obligation................................................................ 31
         7.2          Escrow.................................................................................... 32
         7.3          Minimum Claims............................................................................ 32
         7.4          Defense Costs............................................................................. 33

ARTICLE 8 -- GENERAL PROVISIONS................................................................................. 33
         8.1          Survival of Representation, Warranties and Agreements..................................... 33
         8.2          Notices................................................................................... 33
         8.3          Interpretation............................................................................ 34
         8.4          Entire Agreement; No Third Party Beneficiaries............................................ 34
         8.5          Assignment................................................................................ 34
         8.6          Governing Law............................................................................. 34
         8.7          Counterparts.............................................................................. 34
         8.8          Specific Performance...................................................................... 34
         8.9          Definitions............................................................................... 35

                                      (ii)

EXHIBIT A         -        FORM OF CERTIFICATE OF MERGER
EXHIBIT B         -        FORM OF INCENTIVE STOCK OPTION AGREEMENT
EXHIBIT C-1       -        FORM OF INVESTOR LETTER AGREEMENT
EXHIBIT C-2       -        FORM OF AFFILIATE LETTER AGREEMENT
EXHIBIT D         -        FORM OF REGISTRATION RIGHTS AGREEMENT
EXHIBIT E         -        FORM OF LEGAL OPINION OF MORGAN, LEWIS & BOCKIUS LLP
EXHIBIT F         -        FORM OF EMPLOYMENT AGREEMENT
EXHIBIT G         -        FORM OF LEGAL OPINION OF HUTCHINS, WHEELER & DITTMAR
EXHIBIT H         -        FORM OF INDEMNITY ESCROW AGREEMENT

                                     (iii)

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of December 20, 1996, is by and among FORE SYSTEMS, INC., a Delaware corporation ("FORE"), ALPHA ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of FORE ("Merger Sub"), CADIA NETWORKS, INC., a Delaware corporation (the "Company"), Bing Yang, Gregor N. Ferguson, Peter J. Nesbeda, Jeffrey P. McCarthy, Raymond W. DeZenzo, Jr., Caralyn A. Brown and David E. Schantz (together, the "Management Shareholders").

                              W I T N E S S E T H:

     WHEREAS, the Board of Directors of FORE, the Board of Directors and the sole stockholder of Merger Sub and the Board of Directors of the Company have approved the acquisition of the Company by FORE by means of a merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein; and

     WHEREAS, for federal income tax purposes, it is intended that the acquisition of the Company by FORE pursuant hereto shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended; and

     WHEREAS, for financial accounting purposes it is intended that the acquisition of the Company by FORE pursuant hereto shall be accounted for as a "pooling of interests;"

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, FORE, Merger Sub, the Company and the Management Shareholders agree as follows:

                            ARTICLE 1 -- THE MERGER

     1.1 The Merger. Subject to the terms and conditions of this Agreement and the Certificate of Merger in substantially the form attached hereto as Exhibit A (the "Certificate of Merger"), at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger") (Merger Sub and the Company are sometimes referred to as the "Constituent Corporations"). The Company shall be the surviving corporation of the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this Article 1. At the Effective Time, the Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

     1.2 Closing. The closing of the Merger (the "Closing") shall take place
(i) at the offices of Morgan, Lewis & Bockius LLP, 32nd Floor, Oxford Centre, Pittsburgh, Pennsylvania at 10:00 a.m., prevailing time, on December 20, 1996, or (ii) at such other place and time and/or on such other date as the Company and FORE may agree. The date upon which the Closing occurs is herein referred to as the "Closing Date."

     1.3 Effective Time. As soon as practicable following the Closing, the Company as the Surviving Corporation shall file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as such document is so filed which time is hereinafter referred to as the "Effective Time."

     1.4 Certificate of Incorporation of the Surviving Corporation. The Certificate of Incorporation of the Merger Sub in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation.

     1.5 By-laws of the Surviving Corporation. The By-laws of the Merger Sub in effect at the Effective Time shall be the By-laws of the Surviving Corporation.

     1.6 Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

     1.7 Merger Consideration. The sum of (i) the aggregate number of shares of FORE Common Stock, par value $.01 per share ("FORE Common Stock") issuable pursuant to Section 1.8(a) and Section 1.8(b), and (ii) the number of shares of FORE Common Stock issuable upon exercise of the Substitute Stock Options to be granted pursuant to Section 1.10, shall be the "Merger Consideration." The Merger Consideration shall be calculated by dividing $150 million by the average of the last reported sale price per share of FORE Common Stock in the NASDAQ National Market, as reported by The Wall Street Journal for each of the twenty (20) trading days ending on the day immediately preceding the Closing Date (the "Average Price").

     1.8 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company:

         (a) Each share of the Common Stock of the Company, $.00004 par value per share ("Company Common Shares"), issued and outstanding immediately prior to the Effective Time shall be canceled and shall represent the right to receive that number of FORE Common Shares obtained by multiplying one (1) times the "Common Exchange Ratio," as defined in Section 1.8(c). Each Company Common Share that is held by the Company in its treasury immediately prior to the Effective Time shall be cancelled and retired without payment of any consideration therefor.

         (b) Each share of the Series A Convertible Preferred Stock of the Company, par value $.01 per share (the "Company Preferred Shares" and, together with the Company Common Shares, the "Company Shares") issued and outstanding immediately prior to the Effective Time shall be canceled and shall represent the right to receive that number of FORE Common Shares obtained by multiplying one (1) times the "Preferred Exchange Ratio," as defined in Section 1.8(d).

         (c) The "Common Exchange Ratio" shall be calculated by dividing the "Common Merger Consideration," determined as set forth below, by the number of Company Common Shares.

            (i) The "Common Merger Consideration" shall be calculated by dividing the "Common Portion" by the Average Price.

            (ii) The "Common Portion" shall equal $150 million minus the "Preferred Portion."

         (d) The "Preferred Exchange Ratio" shall be calculated by dividing the "Preferred Merger Consideration," determined as set forth below, by the number of Company Preferred Shares.

            (i) The "Preferred Merger Consideration" shall be calculated by dividing the "Preferred Portion" by the Average Price.

            (ii) The "Preferred Portion" shall equal (i) $4.35 million plus
(ii) $145.65 million multiplied by the percentage of the outstanding shares represented by the Company Preferred Shares on an as-converted basis.

         (e) All Company Shares shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") representing any such Company Share shall thereafter cease to have any rights with respect to such shares, except the right to receive, without interest, the Merger Consideration applicable thereto, and cash for fractional interests in accordance with Section 1.9(d) upon the surrender of such Certificate.

         (f) At the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub ("Merger Sub Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of Common Stock, $.01 par value per share (the "New Company Stock"), of the Company as the Surviving Corporation. From and after the Effective Time, each outstanding certificate theretofore representing shares of the Merger Sub Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of New Company Stock into which such shares of Merger Sub Stock shall have been converted. Promptly after the Effective Time, the Surviving Corporation shall issue to FORE a stock certificate representing shares of New Company Stock, in exchange for the certificate which formerly represented shares of Merger Sub Stock, which shall be canceled and no payment shall be made or consideration paid with respect thereto.

     1.9 Exchange of Certificates.

         (a) Exchange Procedures. At the Effective Time, upon surrender to FORE of Certificates representing all of such holder's outstanding capital stock of the Company, each holder of such a Certificate shall, subject to Section 7.2 of this Agreement and any stock repurchase agreements between the Company and such Holder (entered into by the Company pursuant to the Cadia Networks, Inc. 1996 Restricted Stock Purchase Plan (the "1996 Restricted Stock Purchase Plan"), the Cadia Networks, Inc. 1996 Stock Option Plan (the "1996 Stock Option Plan") or otherwise (the "Stock Repurchase Agreements")), be entitled to receive, in exchange therefor, a certificate representing that number of whole shares of FORE Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article 1, and each Certificate so surrendered shall forthwith be canceled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 7.2 hereof, FORE shall cause to be delivered to the Indemnity Escrow Agent (as defined in Section 7.2 hereof) a certificate or certificates representing the Escrow Shares (as defined in Section 7.2 hereof). Such shares shall be held in escrow and shall be available to compensate FORE for certain damages as provided in the Indemnity Escrow Agreement referred to in Section
7.2. To the extent not used for such purposes, the Escrow Shares shall be released, all as provided in the Indemnity Escrow Agreement referred to in
Section 7.2 hereof. As soon as practicable after the Effective Time, FORE shall cause to be distributed to the Secretary of FORE a certificate or certificates representing the number of whole shares of FORE Common Stock that are subject to repurchase by FORE in accordance with the terms of the Stock Repurchase Agreements. Such shares shall be held in escrow by the Secretary of FORE and shall be released in accordance with terms of the Stock Repurchase Agreements.

         If any certificate for shares of FORE Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate(s) so surrendered shall be properly endorsed for transfer (or accompanied by an appropriate instrument of transfer) and shall otherwise be in proper form for transfer, and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of FORE Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of FORE that any such taxes have been paid or are not applicable.

         In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and containing such indemnification provisions as FORE may deem appropriate including, without limitation, the posting of a bond in such amount as FORE may direct as indemnity against any claim that may be made against it with respect to such Certificate, FORE will issue in exchange for such lost, stolen or destroyed Certificate, a certificate representing that number of whole shares of FORE Common Stock which the holder of such Certificate would have the right to receive in respect of such Certificate had such Certificate not been lost, stolen or destroyed and had such Certificate been surrendered pursuant to the provisions of this Article 1.

         (b) Distributions with Respect to Unexchanged Company Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions on shares of FORE Common Stock shall be paid with respect to any Company Shares or other securities represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of certificates representing shares of FORE Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of FORE Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender thereof and a payment date subsequent to surrender thereof payable with respect to such shares of FORE Common Stock, less the amount of any withholding taxes which may be required thereon. No holder of unsurrendered Certificates shall be entitled, until the surrender of such Certificate, to vote the shares of FORE Common Stock into which such holder's Company Shares shall have been converted.

         (c) Transfers. At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for transfer to the Surviving Corporation, they shall be canceled and exchanged for certificates representing shares of FORE Common Stock in accordance with the procedures set forth in this
Article 1.

         (d) Fractional Shares. Notwithstanding any other provision of this
Article 1, no fractional shares of FORE Common Stock will be issued and any holder of Company Shares entitled hereunder to receive a fractional share of FORE Common Stock but for this Section 1.9(d) will be entitled hereunder to receive no such fractional share but a cash payment in lieu thereof in an amount equal to such fraction multiplied by the Average Price.

     1.10 Grant of Stock Options. At Closing, each outstanding option to purchase Company Common Shares granted under the 1996 Stock Option Plan ("Company Stock Options") shall be canceled, and FORE shall grant to each holder thereof (collectively, the "Optionees") of Company Stock Options, a new option (collectively, "Substitute Stock Options") to purchase, in accordance with, and subject to, the vesting schedule applicable to each such Company Stock Option, that number of shares of FORE Common Stock that is equal to the number of shares of Company Common Stock subject to such Optionee's Company Stock Option, multiplied by the Common Exchange Ratio; provided, however, that no Substitute Stock Options shall be granted with respect to any Company Stock Options that will expire in accordance with their terms at or prior to the Effective Time. To the extent that they replace "incentive stock options" which have been granted under the 1996 Stock Option Plan, the Substitute Stock Options will be intended to qualify as "incentive stock options" under the Internal Revenue Code of 1986, as amended (the "Code") (although FORE makes no representation or warranty whatsoever that such stock options will so qualify). The Substitute Stock Options granted to each Optionee shall have an exercise price per share equal to the exercise price per share of the Company Stock Options held by the Optionee on the Closing Date and exchanged for the Substitute Stock Options divided by the Common Exchange Ratio, all in accordance with the terms of an Incentive Stock

Option Agreement governing the Substitute Stock Options (the form of which is attached hereto as Exhibit B) and the FORE 1996 Stock Option Plan.

              ARTICLE 2 -- REPRESENTATIONS AND WARRANTIES OF FORE
                                 AND MERGER SUB

     Except as disclosed in a document referring specifically to the representations and warranties in this Agreement which reasonably identifies an exception to a representation and warranty in this Agreement and which is delivered by FORE to the Company prior to execution of this Agreement (the "FORE Disclosure Schedule"), FORE and Merger Sub represent and warrant to the Company as set forth below. Any disclosure included in the FORE Disclosure Schedule with respect to a particular representation and warranty shall be deemed to be a disclosure with respect to all FORE representations and warranties to which it applies.

     2.1 Organization and Standing: Certificate of Incorporation and By-laws. Each of FORE and Merger Sub is a corporation duly organized and existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. Each of FORE and Merger Sub has requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. Each of FORE and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business conducted by it or the location of the properties owned or leased by it make such qualification necessary, except for jurisdictions in which the failure to so qualify would not have a Material Adverse Effect on FORE and Merger Sub as a whole. As used in this Agreement, the term "Material Adverse Effect" shall mean any effect on, or change in, the business, financial condition, results of operations, properties, assets, liabilities or prospects of the party affected thereby that is, or that would reasonably be expected to be, materially adverse. FORE has furnished the Company with copies of its Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws. Merger Sub has furnished the Company with copies of its Certificate of Incorporation and By-Laws. Said copies are true, correct and complete and contain all amendments through the date hereof.

     2.2 Capitalization. The authorized capital stock of FORE consists (a) of 300,000,000 shares of FORE Common Stock, and (b) 5,000,000 shares of Preferred Stock, par value $.01 per share ("FORE Preferred Stock"). As of September 30, 1996, 90,588,259 shares of FORE Common Stock were outstanding, 14,414,607 shares were subject to outstanding options granted under FORE's stock option plans ("FORE Options"), 5,536,988 shares of FORE Common Stock were reserved for issuance under FORE's stock option plans and 1,719,958 shares were reserved for issuance under the FORE 1994 Employee Stock Purchase Plan ("FORE Stock Purchase Plan"). As of September 30, 1996, FORE held 120,000 shares of FORE Common Stock in its treasury, and no shares of FORE Preferred Stock were outstanding. All the outstanding shares of FORE Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The shares of FORE Common Stock issuable in connection with the Merger have been duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, 100 of which are issued and outstanding. All Merger Sub Stock is validly issued, fully paid and nonassessable, free of preemptive rights and owned by FORE. Except for the shares referred to above that are issuable pursuant to FORE Options, there are not any options, warrants, calls, conversion rights, commitments or agreements of any character to which FORE or Merger Sub is a party or by which either of them may be bound obligating FORE to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of FORE or obligating FORE to grant, extend or enter into any such option warrant, call, conversion right, commitment or agreement. The shares of FORE Common Stock to be issued pursuant to this Agreement, when issued in accordance with this Agreement, will, assuming the accuracy of the representations of the Management Shareholders contained in Section 3.1 hereof, and the accuracy of the representations of the holders of Company Shares other than the Management Shareholders (the "Investors") contained in the Letter Agreements to be executed by each of the Investors, and the form of which is attached hereto as Exhibit C-1, be issued in compliance with all applicable federal and state securities laws.

     2.3 Authorization. Each of FORE and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. All corporate action on the part of each of FORE and Merger Sub, and their respective directors and stockholders, necessary for the authorization, execution, delivery and performance of this Agreement by FORE and Merger Sub, and the performance of the respective obligations of FORE and Merger Sub hereunder, has been taken or will be taken prior to the Closing Date. This Agreement has been duly executed and delivered by FORE and Merger Sub and constitutes a valid and binding obligation of each of FORE and Merger Sub, enforceable against FORE and Merger Sub in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and that such enforceability is subject to general principles of equity.

     2.4 Compliance with Other Instruments. FORE is not in violation of its Amended and Restated Certificate of Incorporation, as amended, or its Amended and Restated By-laws. Merger Sub is not in violation of its Certificate of Incorporation or By-laws. Subject to satisfaction of the conditions set forth in Article 5, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of any material statute, law, rule, regulation, judgment, order, decree or ordinance applicable to FORE or Merger Sub or their respective properties or assets, or conflict with or result in any breach or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit, under (i) any provision of its Amended and Restated Certificate of Incorporation, as amended, or its Amended and Restated By-laws, in the case of FORE, or its Certificate of Incorporation or its By-laws, in the case of Merger Sub, or (ii) any material agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which FORE or Merger Sub is a party or by which FORE or Merger Sub or their respective properties or assets may be bound or affected.

     2.5 Governmental Consent, etc. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to FORE or Merger Sub in connection with the execution and delivery of this Agreement or the consummation by FORE and Merger Sub of the transactions contemplated hereby except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which FORE and Merger Sub are qualified to do business, and (b) such consents, approvals, orders, authorizations, registrations, or qualifications as may be required under federal and state securities or blue sky laws in connection with the offer and sale of FORE Common Stock pursuant to the Merger.

     2.6 SEC Documents; FORE Financial Statements. FORE has furnished the Company with a true and complete copy of each statement, quarterly and other report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") filed by FORE with the U.S. Securities and

Exchange Commission (the "Commission") since March 31, 1996 (the "FORE SEC Documents"), which are all the documents (other than preliminary material) that FORE was required to file with the SEC under the Exchange Act since such date. As of their respective filing dates, the FORE SEC Documents complied in all material respects with the requirements of the Exchange Act and none of the FORE SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed FORE SEC Document provided to the Company prior to the Effective Time. The financial statements of FORE included in the FORE SEC Documents (the "FORE Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of FORE and its consolidated subsidiaries at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments). There has been no change in FORE's accounting policies except as described in the notes to the FORE Financial Statements.

     2.7 No Material Adverse Change. Since September 30, 1996, FORE has conducted its business in the ordinary course and there has not occurred: (a) any material adverse change in the business, financial condition, results of operations and assets of FORE; (b) any amendments or changes to its Amended and Restated Certificate of Incorporation, as amended; (c) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the properties or businesses of FORE, taken as a whole; or (d) any sale of a material amount of property of FORE, except in the ordinary course of business.

     2.8 Disclosure. No statement by FORE or Merger Sub contained in this Agreement and the exhibits attached hereto (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

     2.9 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending against FORE or Merger Sub which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

     2.10 Continuity of Business Enterprise. It is the present intention of FORE to continue at least one significant historic business line of the Company, or to use at least a significant portion of the Company's historic business assets in a business, in each case within the meaning of Section 1.368-1(d) of the Regulations under the Internal Revenue Code of 1986, as amended (the "Regulations").

         ARTICLE 3 -- REPRESENTATIONS AND WARRANTIES OF THE MANAGEMENT
                          SHAREHOLDERS AND THE COMPANY

     Except as disclosed in a document referring specifically to the representations and warranties in this Agreement which reasonably identifies an exception to a representation and warranty in this Agreement and which is delivered by the Management Shareholders and the Company to FORE prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Management Shareholders, jointly and severally, and the Company represent and warrant to FORE and Merger Sub as set forth below. Any disclosure included in the Company Disclosure Schedule with respect to a particular representation and warranty shall be deemed to be a disclosure with respect to all of the representations and warranties of the Management Shareholders and/or the Company to which it applies. The terms "knowledge," "best knowledge" or similar terms, when applied to the Company, mean the actual knowledge of each Management Shareholder or director of the Company and the knowledge that could reasonably be expected to be obtained by each such person in the course of conducting due investigation concerning the subject matter.

     3.1 Stock Ownership; Residence

         (a) Each Management Shareholder acknowledges, represents and warrants to FORE as follows:

            (i) The Management Shareholder understands that the shares of FORE Common Stock to be issued to the Management Shareholder in the Merger will not have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities law by reason of specific exemptions under the provisions thereof which depend in part upon the other representations and warranties made by the Management Shareholder in this Agreement. The Management Shareholder understands that FORE is relying upon the Management Shareholder's representations and warranties contained in this
Section 3.1 for the purpose of determining whether this transaction meets the requirements for such exemptions. The Management Shareholder's jurisdiction of residence is set forth in the Company Disclosure Schedule.

            (ii) The Management Shareholder has such knowledge, skill and experience in business, financial and investment matters so that the Management Shareholder is capable of evaluating the merits and risks of an investment in FORE Common Stock pursuant to the transactions contemplated by this Agreement or to the extent that the Management Shareholder has deemed it appropriate to do so, the Management Shareholder has relied upon appropriate professional advice regarding the tax, legal and financial merits and consequences of an investment in FORE Common Stock pursuant to the transactions contemplated by this Agreement.

            (iii) The Management Shareholder has made, either alone or together with the Management Shareholder's advisors, such independent investigation of FORE, its management and related matters as the Management Shareholder deems to be, or such advisors have advised to be, necessary or advisable in connection with an investment in FORE Common Stock through the transactions contemplated by this Agreement; and the Management Shareholder and advisors have received all information and data that the Management Shareholder and such advisors believe to be necessary in order to reach an informed decision as to the advisability of an investment in FORE Common Stock pursuant to the transactions contemplated by this Agreement.

            (iv) The Management Shareholder has reviewed the Management Shareholder's financial condition and commitments, alone and together with the Management Shareholder's advisors, and, based on such review, the Management Shareholder is satisfied that (A) the Management Shareholder has adequate means of providing for the Management Shareholder's financial needs and possible contingencies and has assets or sources of income which, taken together, are more than sufficient so that he could bear the risk of loss of the Management Shareholder's entire investment in FORE Common Stock, (B) the Management Shareholder has no present or contemplated future need to dispose of all or any portion of FORE Common Stock to satisfy any existing or contemplated undertaking, need or indebtedness, and (C) the Management Shareholder is capable of bearing the economic risk of an investment in FORE Common Stock for the indefinite future. The Management Shareholder shall furnish any additional information requested by FORE to assure the compliance of this transaction with applicable federal and state securities laws.

            (v) The Management Shareholder understands that the shares of FORE Common Stock to be received by the Management Shareholder in the transactions contemplated hereby will be "restricted securities" under applicable federal securities laws and that the Securities Act and the rules of the Commission promulgated thereunder provide in substance that the Management Shareholder may dispose of such shares only pursuant to an effective registration statement under the Securities Act or an exemption from registration if available. The Management Shareholder further understands that, except as provided in the Registration Rights Agreement, the form of which is attached hereto as Exhibit D (the "Registration Rights Agreement"), FORE has no obligation or intention to register the sale of any of the shares of FORE Common Stock to be received by the Management Shareholder in the transactions contemplated hereby, or take any other action so as to permit sales pursuant to, the Securities Act. Accordingly, except as provided in the Registration Rights Agreement, the Management Shareholder understands that the Management Shareholder may dispose of such shares only in transactions which are of a type exempt from registration under the Securities Act, including (without limitation) a "private placement," in which event the transferee will acquire such shares as "restricted securities" and subject to the same limitations as in the hands of the Management Shareholder. The Management Shareholder further understands that applicable state securities laws may impose additional constraints upon the sale of securities. As a consequence, the Management Shareholder understands that the Management Shareholder may have to bear the economic risks of an investment in FORE Common Stock to be received by the Management Shareholder pursuant to the transactions contemplated hereby for an indefinite period of time.

            (vi) The Management Shareholder is acquiring shares of FORE Common Stock pursuant to the transactions contemplated hereby for investment only and not with a view to or intention of or in connection with any resale or distribution of such shares or any interest therein.

            (vii) The certificate(s) evidencing the shares of FORE Common Stock to be issued pursuant to the transactions contemplated hereby shall bear the following legend:

            "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be sold or transferred in the absence of such registration or an exemption therefrom under the Securities Act of 1933, as amended, and applicable state securities laws."

            (viii) The certificate(s) evidencing the shares of FORE Common Stock to be issued pursuant to the transactions contemplated hereby and subject to repurchase rights under the Stock Repurchase Agreements shall bear the following legend:

            "The shares represented by this certificate are subject to certain restrictions upon transfer and rights of repurchase as set forth in a certain stock repurchase agreement, a copy of which is on file with the Secretary of FORE Systems, Inc."

            (ix) The Management Shareholder is, and will be immediately prior to the Effective Time, the lawful owner, of record and beneficially, of the entire right, title and interest in and to the number of Company Common Shares and Company Preferred Shares set forth in the Company Disclosure Schedule, free and clear of all liens, pledges, claims, charges, encumbrances and security interests of any kind or nature whatsoever ("Liens"), except such restrictions as may arise under applicable federal and state securities laws and regulations.

            (x) The Management Shareholder has no present plan or intention or arrangement to sell, transfer or otherwise dispose of the shares of FORE Common Stock to be received pursuant to this Agreement.

            (xi) The Management Shareholder has not, since November 20, 1996, sold, transferred or otherwise disposed of any shares of the capital stock of either the Company or FORE held by the Management Shareholder.

     3.2 Organization and Qualification; No Subsidiaries. The Company is a corporation duly organized and existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Company has requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted and as currently proposed to be conducted by the Company. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business conducted by it or the location of the properties owned or leased by it make such qualification necessary, except for jurisdictions in which the failure to so qualify would not have a Material Adverse Effect on the Company. The Company does not own, directly or indirectly, any capital stock or other ownership interest in any other corporation, partnership, joint venture or other business association or entity.

     3.3 Certificate of Incorporation and By-Laws. The Certificate of Incorporation and By-Laws of the Company in the forms attached to the Company Disclosure Schedule are the Certificate of Incorporation and the By-Laws of the Company as in effect on the date of this Agreement.

     3.4 Capitalization. The authorized capital stock of the Company consists only of 10,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock of which 4,350,000 shares are designated as Series A Convertible Preferred Stock. As of the date hereof, 2,507,800 Company Common Shares are issued and outstanding, 4,350,000 Company Preferred Shares are issued and outstanding and 76,000 Company Common Shares are held in the Company's treasury. The Company has reserved 571,200 Company Common Shares for issuance to employees, consultants or directors under the 1996 Stock Option Plan. Of such shares reserved for issuance under the 1996 Stock Option Plan, 132,500 are subject to outstanding options. The Company has reserved 968,800 Company Common Shares for issuance to directors, officers, consultants and key personnel under the 1996 Restricted Stock Purchase Plan. Of such shares reserved for issuance under the 1996 Restricted Stock Purchase Plan, all 968,800 shares have been issued and are outstanding.

     All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights and were offered and issued in compliance with all applicable securities laws. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. As of the date of this Agreement, there are no outstanding securities, options (other than the Company Stock Options, a complete list of which, including grant dates, exercise prices and vesting schedules, is attached to the Company Disclosure Schedule), warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Management Shareholder or, to the best knowledge of the Company and the Management Shareholders, any other holder of the Company's equity, is a party or by which it or any of them is bound obligating the Company or any Management Shareholder or any other holder of the Company's equity to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of the Company or obligating the Company or any Management Shareholder or any other holder of the Company's equity to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. Except as set forth in the Company Disclosure Schedule, none of the Company Stock Options is or will be subject to any acceleration of vesting or other change as a result of the Merger or any of the transactions contemplated hereby.

     3.5 Corporate Power and Authorization. The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. Each Management Shareholder has the requisite power and capacity to enter into this Agreement and to perform the Management Shareholder's obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors and, prior to Closing, will have been duly authorized by all the stockholders of the Company and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and each Management Shareholder and constitutes a valid and binding obligation of the Company and each Management Shareholder, enforceable against the Company and each Management Shareholder in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and that such enforceability is subject to general principles of equity.

     3.6 Compliance with Other Instruments. The Company is not in violation of any term of its Certificate of Incorporation or By-laws, or, except as set forth in the Company Disclosure Schedule, in any material respect of any mortgage, indenture, contract, agreement, instrument, judgment or decree, or any order, statute, rule or regulation applicable to the Company the violation of which could reasonably be expected to have a Material Adverse Effect on the Company. Subject to satisfaction of the conditions set forth in Article 5, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of any material statute, law, rule, regulation, judgment, order, decree or ordinance applicable to the Company or its properties or assets, or conflict with or result in any breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit, under (a) any provision of its Certificate of Incorporation or By-laws or (b) any agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which the Company is a party or by which the Company or the properties or assets of the Company may be bound or affected.

     3.7 Governmental Consent, etc. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) such consents, approvals, orders, authorizations, registrations or qualifications as may be required under federal or state securities or blue sky laws in connection with the distribution of FORE Common Stock pursuant to the Merger and (c) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required, which if not obtained or made would not have a Material Adverse Effect on the Company.

     3.8 Financial Statements. The Company has delivered to FORE true, complete and correct copies of unaudited financial statements produced in accordance with generally accepted accounting principles except for any required footnotes, consistently applied throughout the periods involved, for the period from its inception through November 30, 1996 (together, the "Financial Statements"). All financial and managerial accounting information supplied by the Company to FORE and its independent accountants is true, accurate and complete, and reflects actual transactions, operations and commitments.


     3.9 No Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature (whether absolute, accrued, contingent or otherwise), matured or unmatured (herein, "Liabilities"), except (a) Liabilities which are adequately reflected or reserved against in the Financial Statements, (b) Liabilities which have been disclosed in the Company Disclosure Schedule, and (c) Liabilities which have been incurred in the ordinary course of business and consistent with past practice since November 30, 1996 and which are not, individually or in the aggregate, material in amount.

     3.10 Absence of Certain Changes or Events. Except as set forth in the Company Disclosure Schedule, since September 30, 1996, the Company has conducted its business only in the ordinary course, and there has not been:

         (a) any event, act, occurrence or failure to act where an action was required which has had a Material Adverse Effect on the Company or any event, fact or condition of which the Company or the Management Shareholders are aware that would reasonably be expected to have a Material Adverse Effect on the Company and that has not been disclosed in the Company Disclosure Schedule;

         (b) any amendment of or change to the Certificate of Incorporation or By-laws of the Company;

         (c) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock;

         (d) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

         (e) (i) any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its directors or employees; (ii) any grant by the Company to any employee of any increase in severance or termination pay, (iii) any entry by the Company into any employment, severance or termination agreement with any employee, or (iv) any grant, whether or not to an employee of the Company, of any option, warrant or right to purchase or otherwise acquire any shares of capital stock of the Company not reflected in the list described in Section 3.4 hereof;

         (f) any increase in or modification of any bonus, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any of its employees;

         (g) any sale of the property or assets of the Company individually in excess of $10,000 or in the aggregate in excess of $25,000;

         (h) any alteration in any term of any outstanding security of the Company;

         (i) any (i) incurrence, assumption or guarantee by the Company of any debt for borrowed money; (ii) issuance or sale of any securities convertible into or exchangeable for debt securities of the Company; or (iii) issuance or sale of options or other rights to acquire from the Company, directly or indirectly, debt securities of the Company or any securities convertible into or exchangeable for any such debt securities;

         (j) any creation or assumption by the Company of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements, liens arising in the ordinary course of the Company's business which in the aggregate are not material and liens for taxes not yet due and payable);

         (k) any making of any loan, advance or capital contribution to, or investment in, any person other than travel loans or advances in the ordinary course of business consistent with past practice;

         (l) any entry into, amendment of, relinquishment, termination or nonrenewal by the Company of any contract, lease transaction, commitment or other right or obligation other than in the ordinary course of business consistent with past practice;

         (m) any transfer, grant or loss by the Company (or to the best of the Company's knowledge, diminishment in material value by any means) of a right under the Company Intellectual Property Rights (as defined in Section 3.23 hereof) other than those transferred or granted in the ordinary course of business consistent with past practice under existing agreements;

         (n) any labor dispute, other than individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company;

         (o) any violation of or conflict with any applicable laws, statutes, orders, rules and regulations promulgated or judgment entered by any Governmental Entity which, individually or in the aggregate, has had (or, insofar as the Company or the Management Shareholders are aware, reasonably is expected to have) a Material Adverse Effect on the Company;

         (p) any agreement or arrangement made by the Company to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Article 3 untrue or incorrect as of the date when made;

         (q) any damage, destruction or loss, whether or not covered by insurance, that has had or could have a Material Adverse Effect on the Company; or

         (r) any change in accounting practices by the Company.

     3.11 Litigation. As of the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of the Company or the Management Shareholders, threatened against the Company or the Management Shareholders.

     3.12 Absence of Changes in Benefit Plans. Except as set forth in the Disclosure Schedule, since September 30, 1996, there has not been any adoption or amendment by the Company of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of the Company; true, complete and correct copies of all of such plans, arrangements and understandings have heretofore been furnished or made available to FORE. There exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company and any current or former employee, officer or director of the Company.

     3.13 ERISA. Except as set forth in the Disclosure Schedule, the Company does not currently maintain or contribute to, nor has it ever maintained or contributed to, any "employee benefit plan," as such term is defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with respect to which the Company is required to file Internal Revenue Service Form 5500, and the Company does not currently contribute to, nor has it ever contributed to, any "multiemployer plan," as that term is defined in Section 3 of ERISA.

     3.14 Taxes.

         (a) The Company has filed all material tax returns and reports required to be filed by it ("Returns"). All Returns are complete and correct in all material respects. The Company has paid all taxes required to be paid by it, and the Financial Statements reflect all taxes payable by the Company for all taxable periods and portions thereof through the date of such Financial Statements.

         (b) No deficiencies for any taxes have been proposed, asserted or assessed against the Company that are not properly reflected in accordance with generally accepted accounting principles in the Financial Statements and no requests for waivers of the time to assess any such taxes are pending. The Company has not agreed with any tax authority to extend the time to assess any such taxes. The Company has not entered into any closing agreement with respect to any taxable year.

         (c) The Company Disclosure Schedule sets forth any taxable years of the Company as to which the respective statutes of limitations with respect to taxes have not yet expired, for which examinations (i) have been completed,
(ii) are presently being conducted and (iii) have not been initiated, and those years for which required Returns have not yet been filed. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the Financial Statements of the Company or disclosed in the Company Disclosure Schedule, or are being contested and an adequate reserve therefor has been established and is fully reflected in the Financial Statements or disclosed in the Company Disclosure Schedule.

         (d) Except as set forth in the Company Disclosure Schedule, the Company does not now have, and has never had, a permanent establishment in any non-U.S. country, as defined in any applicable tax treaty or convention between the United States and such non-U.S. country, or any presence in a non-U.S. country with which the United States does not have a tax treaty or convention that could subject the Company to the tax laws of such non-U.S. country.

         (e) As used in this Agreement, "taxes" shall include all federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or duties of any nature whatsoever.

         3.15 No Excess Parachute Payments; Section 162(m) of the Code.

         (a) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as defined in Section 280G(c) of the Code) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

         (b) The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company under any contract, plan, program, arrangement or understanding.

     3.16 Completeness of Disclosure. No representation or warranty by the Company or any Management Shareholder in this Agreement or any certificate, schedule, statement, document or instrument furnished or to be furnished to FORE pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

     3.17 Compliance with Applicable Laws.

         (a) The Company has in effect all material federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no material default under any such Permit. The Company is in material compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity.

         (b) The Company is, and has been, in material compliance with all applicable "Environmental Laws". The term "Environmental Laws" means any federal, state or local statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, directive, injunction or other authorization, including the requirement to register underground storage tanks, relating to: (i) "Releases" (as defined below) of "Hazardous Material" (as defined below) into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; or (ii) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material.

         (c) During the period of ownership or operation by the Company of any of its current or previously owned or leased properties, there have been no Releases of Hazardous Material in, on, under or affecting such properties or any surrounding site, and the Company has not disposed of any Hazardous Material in a manner that could reasonably be anticipated to lead to a Release. The term "Release" has the meaning set forth in 42 U.S.C. Section 9601(22). The term "Hazardous Material" means (i) hazardous materials, pollutants, contaminants, constituents, medical or infectious wastes, hazardous wastes and hazardous substances as those terms are defined in the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C.
Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.
Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 9601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq. and the Clean Air Act, 42 U.S.C. Section 7401 et seq., (ii) petroleum, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas and any mixtures thereof, (iv) asbestos and/or asbestos-containing material, (v) radon and (vi) PCBs, or materials or fluids containing PCBs.

     3.18 Brokers; Payments. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. No valid claim (other than any claim of FORE which may arise pursuant to Section 7.1 hereof) exists against the Company or the Surviving Corporation or, based on any action by the

Company, against FORE for payment of any "topping," "break-up" or "bust-up" fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby.

     3.19 Contracts; Debt Instruments.

         (a) Except as set forth on the Company Disclosure Schedule, there is no contract or agreement that is material to the business, condition (financial or otherwise), properties, assets, results of operations or prospects of the Company; true, complete and correct copies of all such material contracts and agreements have heretofore been furnished or made available to FORE. All such material contracts and agreements are in full force and effect and enforceable in accordance with their respective terms, and, to the best knowledge of the Company and the Management Shareholders, the parties thereto other than the Company have complied, and are complying, with all of their material obligations and are not in material violation or default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a material violation of or default under) any of such material contracts or agreements. The Company is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound.

         (b) Set forth on the Company Disclosure Schedule is (i) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company is outstanding or may be incurred and (ii) the respective principal amounts currently outstanding thereunder. For purposes of this Agreement, "indebtedness" shall mean, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid,
(D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (F) all capitalized lease obligations of such person,
(G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person and
(J) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.

     3.20 Title to Properties.

         (a) The Company has good and marketable title to, or valid leasehold interests in, all its properties and assets, free and clear of all Liens other than (i) mechanics and other statutory Liens and the lien of current taxes not yet due and payable, and (ii) possible minor Liens which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company, and which have not arisen otherwise than in the ordinary course of business.

         (b) The Company has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, all such leases are in full force and effect and, to the best knowledge of the Company and the Management Shareholders, the parties thereto other than the Company have complied, and are complying, with all of their material obligations and are not in material default under (nor does there exist any condition which, upon the passage of time or the giving of notice, would cause such a material violation of or default under) any of such leases. The Company enjoys peaceful and undisturbed possession under all such leases.

     3.21 Employee Matters. There are no collective bargaining or other labor union agreements to which the Company is a party or by which it is bound. The Company has not encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts. To the best knowledge of the Company and the Management Shareholders, no employee of the Company has any intention to terminate his or her employment with the Company either before or after the Effective Time.

     3.22 Insurance. As of the date hereof, the Company is covered under insurance policies and programs which provide coverage to the Company by insurers of recognized financial responsibility and solvency against such losses and risks and in such amounts as are customary in the type and size of business in which it is engaged; true, complete and correct copies of all such policies and programs have heretofore been furnished to FORE. All material policies of insurance and fidelity or surety bonds insuring the Company or its business, assets, employees, officers and directors are in full force and effect. Except as otherwise disclosed pursuant to Section 3.11, as of the date hereof, there are no material claims by the Company under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. All necessary notifications of claims have been made to insurance carriers.

     3.23 Intellectual Property Matters. The Company owns or has the right to use, free and clear of all Liens, charges, claims and restrictions, all know-how, processes, patents, trade secrets, trademarks, service marks, trade names, copyrights, licenses, information, proprietary rights and other rights materially necessary to its business as now conducted or currently proposed to be conducted by the Company (the "Company Intellectual Property Rights"). To the best of the Company's and each Management Shareholder's knowledge, the Company is not infringing upon or otherwise acting adversely to any actual or claimed know-how, process, patent, trade secret, trademark, service mark, trade name, copyright, information, proprietary right or other right of any person. Except as set forth in the Company Disclosure Schedule, the Company has never applied for, received or owned any rights under any patents. There are no outstanding options, licenses or agreements of any kind relating to any Company Intellectual Property Rights held by any third party (other than license agreements on the Company's standard form entered into in the ordinary course of business), nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trade secrets, know-how, processes, trademarks, service marks, trade names, copyrights, licenses, information, proprietary rights or other rights of any other person or entity. The Company has not received any communications alleging that the Company has violated or, by conducting its business as now conducted or currently proposed to be conducted by the Company, would violate any patent, trade secret, trademark, service mark, trade name, copyright, license, information, proprietary right or other right of any other person or entity, and, there is no basis for any such allegation. There is no actual or threatened infringement or adverse use of the Company's rights to or in any know-how, processes, trade secrets, trademarks, service marks, trade names, copyrights, licenses, information, proprietary rights or other material rights of the Company. To the best of the Company's and each Management Shareholder's knowledge, no employee of the Company is obligated under any fiduciary duty or any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of the Company or that would conflict with the Company's business as now conducted or currently proposed to be conducted by the

Company. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as now conducted or currently proposed to be conducted by the Company, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under or a violation of, any fiduciary duty or any contract, covenant or instrument under which any of such employees is now obligated. It is not, nor will it be necessary, to utilize any inventions of any of the Company's employees (or people it currently intends to hire) made prior to their employment by the Company other than inventions which have previously been assigned to the Company.

     3.24 Payments. The Company has not paid or delivered any fee, commission or other sum of money or item or property to any finder, agent, government official or other party, in the United States or any other country, which is related to the business or operations of the Company, which the Company knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction; and the Company has not participated in any illegal boycotts or other similar practices affecting any of its actual or potential customers. The Company is in compliance with the Foreign Corrupt Practices Act.

     3.25 Suppliers and Customers. There are no material agreements which commit the Company to carry on business at fixed prices or prices determined by an established formula. Except as set forth in the Company Disclosure Schedule, no supplier or customer who accounted for more than five percent of the Company's sales or purchases since inception and no other supplier or customer material to the business of the Company has terminated its relationship with the Company, has decreased or delayed materially, or, to the Company's knowledge, threatened to decrease or delay materially its services or supplies to the Company or decrease its usage of the Company's products or services. The Company and the Management Shareholders are not aware of any facts or events which may reasonably be expected to form the basis for such a decrease or delay. Neither the Company nor any Management Shareholder believes that any customer or supplier material to the business of the Company will terminate or significantly change its relationship in a manner adverse to the Company following the consummation of the transactions contemplated under this Agreement. The Company has delivered to FORE a complete and accurate list with respect to the business or activity of the Company, of:

         (a) each supplier from whom purchases exceeded $50,000 for the time period from the Company's inception through November 30, 1996;

         (b) each customer to whom sales exceeded $50,000 for the time period from the Company's inception through November 30, 1996 and the aggregate sales with respect to each such customer; and

         (c) each supplier who constitutes a single source of supply to the Company and from whom purchases exceeded $25,000 for the time period from the Company's inception through November 30, 1996.

     3.26 Continuity of Business Enterprise. The Company operates at least one significant historic line of business within the meaning of Section 1.368-1(d) of the Regulations.

             ARTICLE 4 -- COVENANTS OF THE COMPANY, THE MANAGEMENT
                             SHAREHOLDERS AND FORE

     4.1 Access to Information. The Company covenants and agrees that it shall, and shall cause its officers, directors, employees and agents to, afford the officers, employees, agents and representatives of FORE complete access at all reasonable times, from the date hereof to the Closing Date, to its officers, employees, agents, properties, books and records, and shall furnish FORE all financial, operating and other data and information as FORE, through its officers, employees, agents or representatives, may reasonably request. Subject to applicable law, FORE shall cause all such information of a non-public nature to be retained confidentially.

     4.2 Restriction on Transfer of FORE Common Stock. In addition to and not in limitation of any other restriction imposed by applicable law or this Agreement, each Management Shareholder covenants and agrees that such Management Shareholder shall not, prior to the Effective Time, sell, transfer or otherwise dispose of any shares of the capital stock of either the Company or FORE held by the Management Shareholder, and that the Management Shareholder will not sell, transfer or otherwise dispose of any shares of FORE Common Stock received by the Management Shareholder pursuant to the transactions contemplated hereby or any other shares of the capital stock of FORE until after such time as results covering at least 30 days of post-Closing combined operations of the Company and FORE have been published by FORE within the meaning of Section 201.01 of the Securities and Exchange Commission's Codification of Financial Reporting Policies (the "Pooling Restriction Period").

     4.3 Public Announcements. Upon execution of this Agreement or at Closing, FORE may, at its sole discretion, make an appropriate public announcement of the transactions contemplated hereby. FORE will provide a copy of a draft of any such press release to the Company in advance of making such release public. No Management Shareholder shall make any press release or other public statement or disclosure concerning this Agreement or the transactions contemplated hereby without the prior written approval of FORE.

     4.4 Exchange of Shares. FORE agrees that, unless FORE determines, with advice of outside counsel, that applicable tax law requires otherwise, FORE will not treat the exchange of shares pursuant to this Agreement as a transfer under Section 83(a) of the Code.

                            ARTICLE 5 -- CONDITIONS

     5.1 Conditions to Each Party's Obligations. The respective obligations of FORE, the Company and the Management Shareholders to consummate the Merger and the other transactions contemplated by this Agreement are subject to the fulfillment of each of the following conditions, unless waived in writing by all of such parties:

         (a) Governmental and Regulatory Consents. All filings required to be made prior to the Closing Date by FORE or the Company with, and all consents, approvals and authorizations required to be obtained prior to the Closing Date by FORE or the Company from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by FORE and the Company shall have been made or obtained (as the case may be).

         (b) Litigation. No United States or state court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (collectively, an "Order"), whether temporary, preliminary or permanent, which is in effect and prohibits consummation of the transactions contemplated by this Agreement, or imposes any restriction on FORE, the Management Shareholders or the Company in connection with the consummation of the Merger or with respect to the respective business operations of FORE or the Company either prior to or subsequent to Closing which would be reasonably likely to have a Material Adverse Effect on FORE or the Company, as the case may be.

         (c) Employment Agreements. Each of Bing Yang, Gregor N. Ferguson, Peter J. Nesbeda, Jeffrey P. McCarthy, Caralyn A. Brown and David E. Schantz and the Company shall have executed and delivered an Employment Agreement in the form attached hereto as Exhibit F.

     5.2 Conditions to Obligations of the Company and the Management Shareholders. The obligations of the Company and the Management Shareholders to consummate the Merger and the other transactions contemplated by this Agreement are also subject to the fulfillment prior to the Closing of each of the following conditions unless waived in writing by the Company or the Management
Shareholders:

         (a) Representations and Warranties of FORE and Merger Sub. The representations and warranties of FORE and of Merger Sub set forth in this Agreement shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of FORE and of Merger Sub by the Chief Executive Officer or President of each of FORE and Merger Sub to such effect.

         (b) Performance of Obligations of FORE. FORE and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of FORE and Merger Sub by the Chief Executive Officer or President of each of FORE and Merger Sub to such effect.

         (c) Consents. FORE shall have obtained all consents required to consummate the transactions contemplated by this Agreement and all other consents in connection with the transactions contemplated hereby.

         (d) Legal Opinion. The Company shall have received an opinion of Morgan, Lewis & Bockius LLP, counsel to FORE, directed to the Company and the Management Shareholders dated the Closing Date, in the form attached hereto as Exhibit E.

     5.3 Conditions to Obligations of FORE. The obligations of FORE to consummate the Merger and the other transactions contemplated by this Agreement are also subject to the fulfillment prior to the Closing of the following conditions unless waived in writing by FORE:

         (a) Representations and Warranties of the Management Shareholders and the Company. The representations and warranties of the Management Shareholders and the Company set forth in this Agreement shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and FORE shall have received a certificate signed on behalf of the Company by the President of the Company and by each Management Shareholder to such effect.

         (b) Performance of Obligations of the Company and the Management Shareholders. The Company and the Management Shareholders shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and FORE shall have received a certificate signed on behalf of the Company by the President of the Company and by each Management Shareholder to such effect.

         (c) Tax Opinion. FORE shall have received the opinion of Morgan, Lewis & Bockius LLP, counsel to FORE, dated the Closing Date, to the effect that the acquisition of the Company by FORE pursuant hereto will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that FORE and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

         (d) Legal Opinion. FORE shall have received an opinion of Hutchins, Wheeler & Dittmar, counsel to the Company, dated the Closing Date, in the form attached hereto as Exhibit G.

         (e) Pooling of Interests. FORE shall have received from Price Waterhouse LLP a letter, on or before the Closing Date, in form and substance satisfactory to FORE, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

         (f) Escrow Agreement. The Management Shareholders and the Investors shall have executed and delivered to FORE the Indemnity Escrow Agreement referred to in Section 7.2 together with a consent of spouse from the spouse of each Management Shareholder and Investor who is married and resides in a community property state and three stock powers medallion signature guaranteed and endorsed in blank.

         (g) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by all of the stockholders of the Company in accordance with Section 251 of the DGCL, and such approval and adoption shall not have been revoked, withdrawn or modified.

         (h) Letter Agreements. Each of the Investors shall have executed and delivered to FORE a Letter Agreement in the form attached hereto as Exhibit C-1 and each affiliate of the Company shall have executed and delivered to FORE a Letter Agreement in the form attached hereto as Exhibit C-2.

         (i) Consents. The Management Shareholders and the Company shall have obtained all consents required to consummate the transactions contemplated by this Agreement and all other consents in connection with the transactions contemplated hereby.

         (j) Termination of Existing Agreements. The Investor Rights Agreement, dated as of June 3, 1996, by and among Accel Communications Corp. and the Management Stockholders (as defined therein) and Investors (as defined therein) and the Right of First Refusal and Co-Sale Agreement, dated as of June 3, 1996, by and among the Management Stockholders (as defined therein) and Purchasers (as defined therein) shall each have been terminated.

                       ARTICLE 6 -- AMENDMENT AND WAIVER

     6.1 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     6.2 Waiver. Any party may waive any of its rights hereunder if such waiver is set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                          ARTICLE 7 -- INDEMNIFICATION

     7.1 Indemnification Obligation. From and after the Closing, the Management Shareholders and the Investors will, jointly and severally, to the extent and in the manner set forth in Sections 7.2 and 7.3 below and the Indemnity Escrow Agreement referenced therein, reimburse, defend, indemnify and hold harmless FORE and its successors and assigns (each an "Indemnitee") against and in respect of:

         (a) any and all damages, losses, deficiencies, liabilities, costs and expenses (including, without limitation, legal fees and expenses) (collectively "Losses") incurred or suffered by any Indemnitee that result from, relate to or arise out of any misrepresentation, breach of warranty, undisclosed liabilities or nonfulfillment of any agreement or covenant under this Agreement on the part of the Company or one or more of the Management Shareholders or Investors, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to FORE pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, or any action, suit, claim, proceeding, investigation, demand, assessment, audit, fine, or judgment incident to any of the foregoing or to the enforcement of this Section 7.1.

         (b) in addition to and not in limitation of the foregoing, any and all Losses that result from, relate to or arise out of any action based upon a claim that (i) the Company has at any time infringed or violated any patent, copyright, trade secret, trademark, trade name, service mark, license or other proprietary right of a third party, or (ii) the carrying on of the Company's business by the present or former employees of the Company as currently conducted conflicts with or breaches the terms, conditions and provisions of, or constitutes a default under, or a violation of any fiduciary duty under, any contract, covenant or instrument under which any of the Company's present or former employees or independent contractors (but not including a contract binding the Company and not any such employee or independent contractor) is now or ever was obligated.

     7.2 Escrow. At the Effective Time, ten percent (10%) of the number of shares of FORE Common Stock issuable to each Management Shareholder and each Investor pursuant to Article 1, rounded up to the nearest whole share (the "Escrow Shares") shall be delivered, together with a consent of spouse from each spouse of a Management Shareholder and each Investor who is married, and three stock powers medallion signature guaranteed and endorsed in blank from each Management Shareholder and each Investor, to Mellon Bank, N.A. as indemnity escrow agent (the "Indemnity Escrow Agent") to be held for a period ending on the first anniversary of the Closing Date. FORE may make a claim for any Losses indemnified hereunder until the nine-month anniversary of the Closing Date; further, FORE may make a claim for any Losses indemnified hereunder pursuant to Section 7.1(b) until the one-year anniversary of the Closing Date. The Escrow Shares shall be held and disbursed by the Indemnity Escrow Agent in accordance with an Indemnity Escrow Agreement in the form attached hereto as Exhibit H. The Indemnitees' sole and exclusive remedy for any Losses under this Agreement and the transactions contemplated hereby shall be to recover shares of FORE Common Stock from the Escrow Fund in accordance with the terms of the Indemnity Escrow Agreement.

     7.3 Minimum Claims. No claim shall be considered to be an indemnifiable claim pursuant to this Section 7 unless the amount of such claim exceeds $10,000. No claim shall be made by FORE under Section 7.1 of this Agreement unless and until the amount of all indemnifiable claims made by FORE exceeds $250,000. However, once the amount of all such claims greater than $10,000 exceeds $250,000, recovery may be made for all Losses with respect to indemnifiable claims greater than $10,000 hereunder without regard to the $250,000 threshold.

     7.4 Defense Costs. The Management Shareholders and the Investors may utilize up to a maximum of $75,000 in the Escrow Fund to pay the costs of defending an indemnifiable claim.

                        ARTICLE 8 -- GENERAL PROVISIONS

     8.1 Survival of Representation, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive the consummation of the Merger and shall (except to the extent that survival is necessary to effectuate the intent of such provisions) terminate as specified in Article 7. Any party's right to indemnification or other remedies based upon the representations and warranties, covenants, agreements and undertakings of the other party will not be affected by any investigation, knowledge or waiver of any condition by such party. Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

     8.2 Notices. All notices and other communications hereunder shall be deemed given and received (i) upon delivery if delivered personally or by telecopy, (ii) on the next business day if sent by overnight courier, or (iii) four (4) business days after mailing if mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) if to FORE:

             FORE Systems, Inc.
             174 Thorn Hill Road
             Warrendale, PA 15086
             Attention: Chief Executive Officer

             With a copy to:

             FORE Systems, Inc.
             174 Thorn Hill Road
             Warrendale, PA 15086
             Attention: Christopher H. Gebhardt, Esquire

         (b) if to the Company or the Management Shareholders:

             Cadia Networks, Inc.
             One Corporate Drive
             Andover, Massachusetts  01810
             Attention: Gregor N. Ferguson

             With a copy to:

             Anthony J. Medaglia, Jr., Esquire
             Hutchins, Wheeler & Dittmar
             101 Federal Street
             Boston, Massachusetts  02110

     8.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.4 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.

     8.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by operation of law or otherwise, provided that FORE may assign its rights and obligations hereunder to a direct or indirect subsidiary of FORE, but no such assignment shall relieve FORE of its obligations hereunder. Subject to the foregoing sentence, this Agreement will be binding upon, and inure to the benefit of, the parties and their respective successors and assigns.

     8.6 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.

     8.7 Counterparts. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

     8.8 Specific Performance. The Company and the Management Shareholders agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that FORE shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     8.9 Definitions. For purposes of this Agreement, each of the defined terms is defined in the Section of this Agreement indicated:

         Term                                                           Section
         ----                                                           -------
         1996 Restricted Stock Purchase Plan                            1.9(a)

         1996 Stock Option Plan                                         1.9(a)

         Agreement                                                      Preamble

         Average Price                                                  1.7

         Certificate                                                    1.8(e)

         Certificate of Merger                                          1.1

         Closing                                                        1.2

         Closing Date                                                   1.2

         Code                                                           1.10

         Commission                                                     2.6

         Common Exchange Ratio                                          1.8(c)

         Common Merger Consideration                                    1.8(c)

         Common Portion                                                 1.8(c)

         Company                                                        Preamble

         Company Common Shares                                          1.8(a)

         Company Disclosure Schedule                                    Preamble to Article 3

         Company Intellectual Property Rights                           3.23

         Company Preferred Shares                                       1.8(b)

         Company Shares                                                 1.8(b)

         Term                                                           Section
         ----                                                           -------
         Company Stock Options                                          1.10

         Constituent Corporations                                       1.1

         DGCL                                                           1.1

         Effective Time                                                 1.3

         Environmental Laws                                             3.17(b)

         ERISA                                                          3.13

         Escrow Shares                                                  7.2

         Exchange Act                                                   2.6

         Financial Statements                                           3.8

         FORE Common Stock                                              1.7

         FORE Disclosure Schedule                                       Preamble to Article 2

         FORE Financial Statements                                      2.6

         FORE Options                                                   2.2

         FORE Preferred Stock                                           2.2

         FORE SEC Documents                                             2.6

         FORE Stock Purchase Plan                                       2.2

         Governmental Entity                                            2.5

         Hazardous Materials                                            3.17(c)

         Indemnitee                                                     7.1

         Indemnity Escrow Agent                                         7.2

         Investors                                                      2.2

         Liabilities                                                    3.9

         Liens                                                          3.1(a)

         Losses                                                         7.1(a)

         Term                                                           Section
         ----                                                           -------
         Management Shareholders                                        Preamble

         Material Adverse Effect                                        2.1

         Merger                                                         1.1

         Merger Consideration                                           1.7

         Merger Sub                                                     Preamble

         Merger Sub Stock                                               1.8(f)

         New Company Stock                                              1.8(f)

         Optionees                                                      1.10

         Order                                                          5.1(b)

         Permits                                                        3.17(a)

         Pooling Restriction Period                                     4.2

         Preferred Exchange Ratio                                       1.8(d)

         Preferred Merger Consideration                                 1.8(d)

         Preferred Portion                                              1.8(c)

         Registration Rights Agreement                                  3.1(a)

         Regulations                                                    2.10

         Releases                                                       3.17(c)

         Returns                                                        3.14

         Securities Act                                                 3.1(a)

         Stock Repurchase Agreements                                    1.9(a)

         Substitute Stock Options                                       1.10

         Surviving Corporation                                          1.1

         Taxes                                                          3.14(e)

     IN WITNESS WHEREOF, FORE SYSTEMS, INC., ALPHA ACQUISITION CORPORATION, CADIA NETWORKS, INC. and THE MANAGEMENT SHAREHOLDERS have caused this Agreement to be executed as of the date first set forth above.

FORE SYSTEMS, INC.                       ALPHA ACQUISITION CORPORATION

By: /s/ ERIC C. COOPER                   By: /s/ ERIC C. COOPER
    ------------------------                 ---------------------------
Name:  Eric C. Cooper                    Name:  Eric C. Cooper
Title: Chairman and Chief                Title: Chief Executive Officer
        Executive Officer

CADIA NETWORKS, INC.

By: /s/ GREGOR N. FERGUSON
    ------------------------
Name:  Gregor N. Ferguson
Title: Chief Executive Officer

MANAGEMENT SHAREHOLDERS:

/s/ BING YANG
----------------------------
Bing Yang

/s/ GREGOR N. FERGUSON
----------------------------
Gregor N. Ferguson

/s/ PETER J. NESBEDA
----------------------------
Peter J. Nesbeda

/s/ JEFFREY P. MCCARTHY
----------------------------
Jeffrey P. McCarthy

/s/ RAYMOND W. DEZENZO, JR.
----------------------------
Raymond W. DeZenzo, Jr.

/s/ CARALYN A. BROWN
----------------------------
Caralyn A. Brown

/s/ DAVID E. SCHANTZ
----------------------------
David E. Schantz